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                                                                   Exhibit 99.1

                          EXHIBIT 99.1 TO SCHEDULE 13G

                        IDENTIFICATION OF GENERAL PARTNER

     The general partner of Infrastructure and Environmental Private Equity Fund III, L.P. ("IEPEF III"), and the investment manager of Environmental & Information Technology Private Equity Fund III ("EITPEF"), is Infrastructure and Environmental Private Equity Management III, LLC ("IEPEM"), whose ultimate members are First Analysis Corporation ("FAC"), Bret R. Maxwell ("Maxwell"), Mark Koulogeorge ("Koulogeorge"), Argentum Management, LLC ("AM"), Argentum Investments, LLC ("AI"), Schneur Z. Genack, Inc. ("SZG"), and RS Investment Management ("RSIM"). Only FAC, Koulogeorge and Maxwell take executive action on behalf of IEPEM with respect to its functioning as general partner of IEPEF III and investment manager of EITPEF.

     F. Oliver Nicklin ("Nicklin"), President and Director of FAC, and Maxwell, Vice Chairman of FAC, take executive actions on behalf of FAC with respect to FAC's functioning as an ultimate general partner of IEPEF III and EITPEF. Each of Nicklin and Maxwell maintain his principal office at 233
South Wacker Drive, Suite 9500, Chicago, Illinois 60606 ("Suite 9500"). Each of the above is principally employed as an executive of FAC. FAC's principal business is participation in venture capital partnerships and the provision of research investment services. Its principal business address is Suite 9500.

     Each of AM and AI maintains its business address c/o The Argentum Group ("TAG"), 405 Lexington Avenue, 54th Floor, New York, New York 10174 (the "TAG Address"). SZG maintains its business address at 18 East 48th Street, Suite 1800, New York, New York 10017 (the "SZG Address"). The persons who take actions on behalf of AM, AI and SZG with respect to their functioning as members of IEPEM are Schneur Genack ("Genack"), Daniel Raynor ("Raynor") and Walter H. Barandiaran ("Barandiaran"). Each of Raynor and Barandiaran is principally employed as an executive of TAG and maintains his business address at the TAG Address. TAG's principal business is merchant banking. Genack is principally employed as a private investor and maintains his business address at the SZG Address.

     The person who takes actions on behalf of RSIM with respect to its functioning as a member of IEPEM is Hamilton, who is principally employed as an executive of FAC. Hamilton does not take executive action on behalf of FAC with respect to its functioning as an ultimate general partner of IEPEF III and EITPEF. Hamilton maintains his principal business address at 6065 Shelter Bay Avenue, Mill Valley, California 94941. RSIM's principal business is investment banking.

     To the best of FAC's knowledge, each of the natural persons listed above is a citizen of the United States, except for Barandiaran, who is a citizen of Peru.